Exhibit 99.1

EcoloCap Solutions Inc. Proprietary Nano Lithium X Battery Test Results Surpass Expectations

Test results demonstrate that Nano Lithium X batteries have the world’s highest energy density output per weight, lowest total cost and fastest recharge time compared to any commercially-available battery in the rapidly growing multi-billion dollar lithium-ion battery market.

Barrington, IL – March 23, 2010 – EcoloCap Solutions Inc. (OTC-BB: ECOS) today announced that Exponent Inc., one of the leading engineering and scientific firms in the U.S. with a team of 900 employees in 23 offices, has delivered final test results for EcoloCap’s Nano Lithium X Battery.  The test results demonstrate that in side by side comparisons with existing published information , the Nano Lithium X battery technology has the world’s highest energy density output per mass.

The Nano Lithium X battery technology also has the lowest cost of production and sales price.  The large capacity of the battery will allow for the fastest recharge time of any commercially-available battery.

Using an approach involving electrical, mechanical, scientific, thermal and statistical analysis, the Nano Lithium X battery was extensively tested for its charge and discharge capabilities at 100 amps, 150 amps, 200 amps and 235 amps. Rigorous testing has concluded that the Nano Lithium X Battery performs even better than the company previously estimated, and represents a substantial improvement over existing lithium-ion batteries in terms of energy density, total cost, and recharge time.

“It is rewarding to see that our investment in developing the Nano Lithium X battery has come to fruition, and we are excited to generate substantial value for our shareholders,” said EcoloCap Solutions President and CEO Michael Siegel. “This battery is well-positioned to become a leader in key markets seeking high-performance batteries, including use in electric vehicles, golf carts, cellular towers and similar demanding applications.” He added.

Test results have concluded that the Nano Lithium X Battery is now proven to have:

•	The highest energy density output of any commercially-available battery

•	The fastest recharge time of any comparable commercial battery

•	The lowest cost per energy output of any commercially-available battery

EcoloCap’s advanced technology fills a void in the market for high-powered batteries at a low cost. The battery employs low levels of powdered Lithium, enabling it to be produced at a lower cost than all other types of lithium cells. At the same time, no other technology can match its performance. While typical lithium-ion batteries require hundreds or thousands of small milliwatt to single watt cells in most applications, EcoloCap’s batteries are far more efficient and cost-effective, with each cell rated at 4.2 volts at 240 Ahr.

Energy Density Comparisons

Energy Density	Li A*	Li B*	Li C*	EcoloCap
By mass, watt- hours/kg	80	170	120	185
By mass, watt- hours/l	170	325-360	225-250	433
Cost/watt-hour	$500+	$500+	$500+	$250
* Automobile, “Lithium-ion Batteries”, Jan 2010

Exponent Inc. Test Results

Current (A)	Test	Measured Capacity	Efficiency	Theoretical Impedance
100	Charge Discharge	752 739	98%	0.003
150	Charge Discharge	750 735	98%	0.003
200	Charge Discharge	735 724	99%	0.003
235	Charge Discharge	760 724	95%	0.003
EcoloCap Note: Efficiency should increase when terminals are properly sized.

View complete test results at: http://ecolocap.com/battery-results.html

EcoloCap is ecstatic with the final test results for the Nano Lithium X battery and management is currently exploring strategic opportunities with leading battery manufacturers.

About EcoloCap, Inc.

EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include MBT’s Carbon Nano Tube (CNT) and Nano Lithium rechargeable batteries that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

Company Contact Information:

EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.